CONFIDENTIAL

Subject: CONSULTING REPRESENTATION AGREEMENT

This Consulting Representation Agreement (the “Agreement”) dated January 1, 2016, is made by and between Fresh Medical Laboratories, Inc. (d/b/a “PROLUNGDX” or the “Company”), a Delaware Corporation, whose principal address is 757 East South Temple, Suite 150, Salt Lake City, Utah 84102 ("Company"), and jointly and severally, Franco Papa and/or Mathias Lang Ph.D. (collectively referred to herein as “Consultants” or “PL”). Mr. Franco Papa is located at the primary corporate offices of Moss S.p.a. via all'Erno, 5-28040 Lesa (NO), Italy with telephone +39 0322 772032, with facsimile +39 0322 292733 and an email at fpapa@moss-info.it. Mathias Lang, Ph.D. is located at De Heide 4, 9831 Deurle, Belgium with telephone at +32 475 60 01 88, office telephone at +32 9 324 30 14, and email at mlang9831@icloud.com.

1.

Consultation Services. The Company hereby engages the Consultants to perform the consultation Services (the “Services”) in accordance with the terms and conditions set forth in this Agreement. No other agreement written or verbal is recognized by the between the Consultants and PROLUNGDX. The Consultants shall perform the Services within all or part of the existing 28 member states of the European Union as well as such other candidate countries who may join the European Union during the term of this Agreement (“Territory”).

2.

Supervision and Title. Consultants shall report to, and be supervised by, the Chief Marketing and Sales Officer and to the Chief Executive officer of PROLUNGDX and shall use working titles as agreed between the Consultants and the Company. The use of the title of an acting officer such as Vice President Europe shall not include the authority to bind or commit the Company except within the scope of the Services described herein.

3.

Consulting Services. Consultation Services shall include the completion of milestones set forth and agreed on Exhibit A which includes: i.) introductions to, and the development of, Key Opinion Leader’s (KOL’s) consideration and use of the Company’s Products in the medical, clinical and hospital fields, as well at relationship development with key government, reimbursement and regulatory officials who have jurisdiction within the EU or within an individual EU member state, and ii.) the marketing and sale of ProLung’s Products. The Services by be rendered by the Consultants or such other subcontractors or consultants as agreed between the Company and the Consultants.

4.

ProLung Products. ProLung Products shall include Electropulmonary Nodule Scanner (EPN Scanner), Electropulmonary Nodule Scan Kits (EPN Scan Kits) including such modifications and additions as the Company may make during the Term of this Agreement.

5.

Conflict of Interest. The Consultant will promptly disclose to the Chief Executive Officer of Company of any and all potential conflicts of interest in the performance of the Services as a Consultants. Consultant shall maintain and support the business interests of PROLUNGDX and shall not informally or officially, verbally or in writing, bind the Company or its management without the prior written approval of PROLUNGDX. Any undisclosed financial interest in the sales of the Company’s product or services by the Consultant shall result in the termination of this Agreement. The Consultants shall promptly disclose the names, products and companies for which they perform similar services. At no time shall the Consultants perform similar services to more than two (2) additional companies.

6.

Conveyance of Rights. The engagement of the Consultant by the Company does not confer licensing or sublicensing rights of any kind. Services performed by the Consultants shall constitute work for hire for ProLungdx. All rights, titles and privileges stemming from the performance of the Services shall be the property of the Company including, but not limited to contact information, sales history, customer feedback and EPN medical registry information. The Company’s access to such information maintained by the Consultants shall be upon demand during the Term of this Agreement and shall survive any termination of this Agreement for a period of 2 (two) years based upon a reasonable fee.

7.

Representation. Consultants shall represent the Company for the Products within the Territory for the Term of this Agreement. At no time shall the Consultants bind, commit or obligate the Company outside the course of ordinary business without the express written permission of the Company.

8.

Reporting. Consultant shall report progress from time to time and upon the request of Prolungdx by telephone, in writing or face-to-face. Upon execution of this Agreement, the Company and the Consultants create a reporting schedule and known significant sales and marketing events for the term of this Agreement.

9.

Term of Agreement. This agreement will begin January 1, 2016 and continue for the period of one calendar year. Either Consultant or Company may terminate this agreement upon fifteen (15) days notice to the other party in writing, confirmed by certified mail, or email. Upon written mutual agreement between the Consultants and the Company, the Company may amend or restate this Agreement upon terms and conditions then agreed between the Consultant and the Company. Should the Company terminate this Agreement, the Consultants agree to provide the Company with all records, contact information and sales relationship management information (the “Records”) within 15 days from notice of termination by the Consultants. Should the Records not be delivered to the Company within 15 days from notice of termination, the Company shall be entitled to withhold any pending final economic settlement of the Agreement until such information is delivered to the Company

10.

Compensation and Bank Accounts. Bank Account numbers 1 & 2 are to set up and managed by Moss S.p.a. under the direction of the Consultants. Documentation of any bank activities shall be immediately available to the Company by the Consultants upon request. Any payments for Compensation under this Agreement made by the Company to Moss S.p.a. shall be deemed made to Franco Papa, an individual, and Mathias Lang, an individual in satisfaction of the Company’s obligation to compensate the Consultants. The Company shall have no obligation to divide Consultants’ Compensation between individual consultants, or to pay any taxes, levies, fees, social costs, termination expenses regardless of taxing authority or jurisdiction or in connection with any subsequent taxing event such as payments between Moss S.p.a. and the individuals. Compensation amounts shall be limited to amounts agreed on Exhibit A and subject to the terms and conditions provided therein.

1.

Company Payments to Bank Account #1. Consulting fees, tax advances and expense reimbursement payments made by the Company to the Consultants, in connection with this Agreement, shall be made to “Bank Account # ___________________________________. The Company shall be granted authority to deposit, withdraw funds and monitor the account. Monthly bank statements are to be available to the Company directly from the bank monthly as soon as available. Consultants shall be the beneficiary of accrued or paid interest on this account and are responsible to pay withdrawals that exceed available good funds and for bank fees, and other costs, if any. All withdrawals on this account are for the benefit of the Consultants and/or Moss S.p.a. and not to be withdrawn directly to any other party, customer or interest.

2.

Payments and withdrawals from Bank Account #2. All customer payments made by the Consultants or customers stemming from customer activities shall be immediately made to “Bank Account # ___________________________________. All Return Material Authorizations or (“RMA’s”) shall be issued by the Company to the Consultants prior to any cash withdrawal for returned materials. The Company shall be able to withdraw funds from this account upon demand. The Company shall be the beneficiary of accrued or paid interest on this account and are responsible to pay withdrawals that exceed available good funds and for bank fees, and other costs, if any. The Consultants and ProLungdx’s Chief Executive Officer (Steven Eror) and Chief Financial Officer (currently Steven Eror) shall have access signature access to deposit or withdraw funds from to Bank Account #2.

11.

Determination of Compensation and Expenses Deposits. Compensation and Expenses Deposits shall occur as follows:

1.

ProLungdx shall deposit $US70,000 on January 4, 2016 subject to execution of this Agreement and ProLungdx Board approval.

2.

Subject to Agreement termination, and to meeting, to exceeding or waiving Milestones as described on Exhibit A to this Agreement, ProLungdx shall deposit $US70,000 deposited on each April 1; July 1; and September 1, 2016 for expenses of Compensation of the Consultants. Deposits are quarterly payments to pay Compensation of the Consultants and Costs in Item 4 below.

3.

Milestones are described on Exhibit A: Milestones A, B and C. Completion of the Milestones shall be the determination of the Company with assistance from the Consultants.

4.

As of December 31, 2015, actual annual Net Revenue (projected to be US$485,375) less actual annual Costs (projected to be $280,000) will generate Compensation Margin (projected to be US$205,375). Actual Compensation Margin may be higher or lower than US$205,375; however Actual Compensation Margin shall not exceed US$300,000. Actual Compensation Margin shall be granted to the Consultants in the form of shares of Common Stock of ProLungdx to the Consultants at the rate of the Actual Compensation Margin divided by US$1.50 per share which is the current price per share as of December 31, 2015. Actual Costs shall not include the cost of marketing agreed to be paid by ProLungdx in connection with the 19th WCBIP / WCBE World Congress scheduled in Florence, Italy May 8-11, 2016. Transfer price cost recovery for Moss S.p.a. services, as described on Exhibit A to this Agreement, shall also be excluded from the determination of actual Costs for purpose of Compensation calculation. Remittances for the sale of the Products to the Company shall not be offset by Compensation payments. Remittances shall be immediately be transferred to the Company, as instructed by the Company to the Company’s Corporate bank account by wire.

In the event either the Consultants and/or the Company terminates this Agreement prior to 31 December 2016, the Company shall pay to the consultant the cumulative Actual Compensation Margin from 1 January 2016 through the termination date divided by US$1.50 per share. All share compensation under this agreement shall be paid by the Company after 31 December 2016. In the event of termination no stock compensation shall be deemed earned until 31 December 2016.

12.

Expenses. The projected expenses shown on Exhibit A, in conjunction with this agreement are to be paid by PROLUNGDX with the completion of relevant quarterly milestones. The Company may reimburse additional out-of-pocket expenses that are approved in writing in advance.

13.

Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including foreign, Federal, State and local taxes arising out of the Consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required. Any and all patents, trade secrets or know-how generated Consultants, during the term of the Agreement, as work for hire shall be the disclosed to and be the property of the Company.

14.

Confidential Information. The Consultant agrees that the Confidential Disclosure Agreement entered into on 22 October 2015 remain in full effect, surviving the terms of this Agreement and that any information received by the consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations without the prior consent of the Company.

15.

Survival of Terms. Items 4 above shall survive early termination of this Agreement.

The Company and the Consultant to do hereby agree with the foregoing this day January 1, 2016:

Sincerely,

/s/ Steven C. Eror
Steven C. Eror President and CEO ProLungdx

By:	/s/ Franco Papa	date: December 24, 2015
Franco Papa Consultant

By:	/s/ Mathias Lang	date: December 24, 2015
Mathias Lang Consultant

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